Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
General Dynamics Corporation:

We consent to incorporation by reference in the previously filed registration statements (Nos. 33-23448, 2-23904, 2-24270, 33-42799, 333-26571, 333-74574, 333-80213-01, 333-101634, 333-103607, 333-104293, 333-107854, 333-107901, and 333-116071) on Forms S-3, S-4 and S-8 of General Dynamics Corporation of our report dated June 4, 2004, relating to the statements of net assets available for benefits of the General Dynamics Corporation Savings and Stock Investment Plan as of December 31, 2003, and 2002, and the related statement of changes in net assets available for benefits for the year ended December 31, 2003, which report appears in the December 31, 2003 Form 11-K of the General Dynamics Corporation Savings and Stock Investment Plan.

/s/ KPMG LLP

McLean, VA
June 25, 2004